(As filed July 22, 2002)
                                                                File No. 70-9323
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     POS-AMC
                        (Post-Effective Amendment No. 6)
                                       to
                                    FORM U-1
                           APPLICATION OR DECLARATION
                                    UNDER THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                           ALLIANT ENERGY CORPORATION
                         ALLIANT ENERGY RESOURCES, INC.
                           HEARTLAND PROPERTIES, INC.
                              4902 N. Biltmore Lane
                            Madison, Wisconsin 53718

           (Names of companies filing this statement and addresses of principal executive offices)

               ---------------------------------------------------

                           ALLIANT ENERGY CORPORATION

                 (Name of top registered holding company parent)

               ---------------------------------------------------

                         F. J. Buri, Corporate Secretary
                           Alliant Energy Corporation
                              4902 N. Biltmore Lane
                            Madison, Wisconsin 53718

                     (Name and address of agent for service)

               ---------------------------------------------------

      The Commission is requested to send copies of all notices, orders and communications in connection with this Application or Declaration to:

              Barbara J. Swan,                       William T. Baker, Jr., Esq.
Executive Vice President and General Counsel          Thelen Reid & Priest LLP
         Alliant Energy Corporation                      40 West 57th Street
           4902 N. Biltmore Lane                      New York, New York 10019
          Madison, Wisconsin 53718

     Post-Effective Amendment No. 4, filed in this proceeding on February 19, 2002, as amended and restated in its entirety by Post-Effective Amendment No. 5, filed on July 1, 2002, is hereby further amended as follows:

1. ITEM 1.2 - SUMMARY OF REQUESTED MODIFICATIONS, is amended and restated to read as follows:

     "The Applicants are now requesting that the Commission issue a further order in this proceeding to (1) extend the authorization period to December 31, 2005, and (2) increase the investment limit from $50 million to $125 million. No other changes or modifications to the terms, conditions or limitations contained in the Prior Orders are requested herein. To the extent necessary, Alliant Energy and/or AER will fund future investments in LIHTC properties in the United States by Heartland or Heartland's immediate parent company, Alliant Energy Investments, Inc. ("AEI"), or by other subsidiaries of AER, Heartland or AEI formed specifically for such purpose, through capital contributions or loans pursuant to Rule 45(b) or Rule 52, as applicable, and/or through loans under the Alliant Energy system non-utility money pool. No additional authority is requested herein for Alliant Energy to issue securities (including guarantees) in order to fund investments by AER.(1)

     As required under the Prior Orders, AER will continue to invest in LIHTC projects in the United States through Heartland or AEI, or through other subsidiaries of AER, Heartland or AEI formed specifically for such purpose, only

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(1)  Alliant Energy is currently authorized to issue and sell equity and long-term debt securities and to guarantee obligations of its subsidiaries by order dated October 3, 2001 (Holding Co. Act Release No. 27448). Alliant Energy is also currently authorized to guarantee short-term borrowings by AER, the proceeds of which are used to fund advances to the Alliant Energy system non-utility money pool, pursuant to an order dated December 18, 1998 (Holding Co. Act Release No. 26956), as modified and extended by order dated December 15, 2000 (Holding Co. Act Release No. 27304). The terms of these orders are not affected by this Post-Effective Amendment.


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


as a passive investor, and will invest in such projects solely for the purpose of obtaining the federal and state income tax credits that are available. Accordingly, as is currently the case, neither AER nor any associate company will participate actively in the development, management, or operation of any LIHTC project. In each case, responsibility for the day-to-day management of LIHTC projects (including leasing activities, rent collection and property maintenance) will reside in the general partner or managing member of the venture (in the case of an LLC) or in an independent management company. Further, each investment in an LIHTC project will be self-liquidating, in the sense that the asset will wind down as the tax credits expire.(2)"

2. ITEM 3 - APPLICABLE STATUTORY PROVISIONS, is amended and restated to read as follows:

     "The Applicants' proposal to make passive investments in LIHTC properties through Heartland or AEI, or through other subsidiaries of AER, Heartland, or AEI formed specifically for such purpose, is subject to Sections 9(c)(3) of the Act and Rule 54 thereunder. The standards of Section 9(c)(3) have previously been addressed in this proceeding.

     Rule 54 Analysis. Rule 54 provides that in determining whether to approve the issue or sale of a security by a registered holding company for purposes other than the acquisition of an "exempt wholesale generator" ("EWG") or a "foreign utility company" ("FUCO"), or other transactions by such registered holding company or its subsidiaries other than with respect to EWGs or FUCOs, the Commission shall not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or a FUCO upon the registered holding company if paragraphs (a), (b) and (c) of Rule 53 are satisfied.

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(2)  These are the criteria by which the Commission has analyzed similar investments in the past. See Exelon Corp., Holding Co. Act Release No. 27256 (Oct. 19, 2000).


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     Alliant Energy currently does not satisfy all of the conditions of Rule
53(a). As of March 31, 2002, Alliant Energy's "aggregate investment," as defined in Rule 53(a)(1), in EWGs and FUCOs was approximately $762.1 million, or approximately 94.33% of Alliant Energy's average "consolidated retained earnings," also as defined in Rule 53(a)(1), for the four quarters ended March 31, 2002 ($807.9 million), which exceeds the 50% "safe harbor" limitation contained in Rule 53(a). However, by order dated October 3, 2001 (Holding Co. Act Release No. 27448), the Commission has authorized Alliant Energy to increase its "aggregate investment" in EWGs and FUCOs to an amount equal to 100% of Alliant Energy's average "consolidated retained earnings." Therefore, although Alliant Energy's "aggregate investment" in EWGs and FUCOs currently exceeds the 50% "safe harbor" limitation, this investment level is permitted under the October 3, 2001 order.

     In any event, even taking into account the capitalization of and earnings from EWGs and FUCOs in which Alliant Energy has an interest, there would be no basis for withholding approval of the proposed transaction. With regard to capitalization, since the issuance of the October 3, 2001 order, there has been no material adverse impact on Alliant Energy's consolidated capitalization resulting from Alliant Energy's investments in EWGs and FUCOs. At March 31, 2002, Alliant Energy's consolidated capitalization consisted of 39.3% common equity, 2.3% preferred stock, 55.3% long-term debt, and 3.1% short-term debt (including current maturities of long-term debt), versus 36.0% common equity, 2.6% preferred stock, 50.8%, long-term debt, and 10.6% short-term debt (including current maturities of long-term debt) at September 30, 2001 (the end of the quarter immediately preceding the October 3, 2001 order). These ratios are within acceptable industry ranges. The proposed transactions will not have


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any material impact on capitalization. Further, since the date of the October 3,
2001 order, there has been no material change in Alliant Energy's level of earnings from EWGs and FUCOs.

     Alliant Energy satisfies all of the other conditions of paragraphs (a) and
(b) of Rule 53. With reference to Rule 53(a)(2), Alliant Energy maintains books and records in conformity with, and otherwise adheres to, the requirements thereof. With reference to Rule 53(a)(3), no more than 2% of the employees of Alliant Energy's domestic public utility companies render services, at any one time, directly or indirectly, to EWGs or FUCOs in which Alliant Energy directly or indirectly holds an interest. With reference to Rule 53(a)(4), Alliant Energy will continue to provide a copy of each application and certificate relating to EWGs and FUCOs and relevant portions of its Form U5S to each regulator referred to therein, and will otherwise comply with the requirements thereof concerning the furnishing of information. With reference to Rule 53(b), none of the circumstances enumerated in subparagraphs (1), (2) and (3) thereunder have occurred. Finally, Rule 53(c) by its terms is inapplicable since the proposed transaction does not involve the issue or sale of a security to finance the acquisition of an EWG or FUCO."


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


                                   SIGNATURES

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned companies have duly caused this statement filed herein to be signed on their behalf by the undersigned thereunto duly authorized.

                                         ALLIANT ENERGY CORPORATION
                                         ALLIANT ENERGY RESOURCES, INC.


                                         By: /s/ F. J. Buri
                                                 ----------
                                         Name:   F. J. Buri
                                         Title:  Corporate Secretary


                                         HEARTLAND PROPERTIES, INC.


                                         By: /s/ Ruth A. Domack
                                                 --------------
                                         Name:   Ruth A. Domack
                                         Title:  President

Date: July 22, 2002